CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Entergy Louisiana, LLC First Mortgage Bonds, 4.05% due September 1, 2023	$325,000,000	$44,330

(1)  Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)  Pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, the registration fee was calculated based on the maximum aggregate offering price.  This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in Entergy Louisiana, LLC's Registration Statement on Form S-3 (File No. 333-169315-01), which was filed March 4, 2011, in Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Entergy Corporation on September 13, 2010, as amended by Post-Effective Amendment No. 1 which was filed September 20, 2010.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-169315-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 20, 2010)

$325,000,000

Entergy Louisiana, LLC

First Mortgage Bonds, 4.05% Series due September 1, 2023

We are offering $325 million of our First Mortgage Bonds, 4.05% Series due September 1, 2023. We will pay interest on the bonds on March 1 and September 1 of each year. The first interest payment on the bonds will be made on March 1, 2014. We may redeem the bonds, in whole or in part, at any time prior to maturity, at the redemption prices described in this prospectus supplement.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust, which has the benefit of a first mortgage lien on substantially all of our property.

Investing in the bonds involves risks. See “Risk Factors” on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Entergy Louisiana (Before Expenses)
Per bond	99.689%	0.650%	99.039%
Total	$323,989,250	$2,112,500	$321,876,750

(1)	The price to public will also include any interest that has accrued on the bonds since their issue date if delivered after that date.

The underwriters expect to deliver the bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York on or about August 23, 2013.

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Mitsubishi UFJ Securities	Mizuho Securities

Co-Managers

Regions Securities LLC	Scotiabank	SMBC Nikko

August 19, 2013

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the bonds in any jurisdiction where the offer or sale is not permitted.

RISK FACTORS

Investing in the bonds involves certain risks. In considering whether to purchase the bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “First Quarter 2013 Form 10-Q”) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (the “Second Quarter 2013 Form 10-Q”), each of which is incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, if the filings are made prior to the time that all of the bonds are sold in this offering:

1.   the 2012 Form 10-K;

2.   the First Quarter 2013 Form 10-Q;

3.   the Second Quarter 2013 Form 10-Q; and

4.   our current reports on Form 8-K dated May 21, 2013 (filed May 21, 2013) and June 21, 2013 (filed June 27, 2013).

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Louisiana, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via email to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected financial information set forth below has been derived from (1) our annual financial statements for the three years ended December 31, 2012, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2012 Form 10-K, and (2) our unaudited financial statements for the six months ended and as of June 30, 2013, incorporated by reference in this prospectus supplement and the accompanying prospectus from the Second Quarter 2013 Form 10-Q. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Twelve Months Ended
		December 31,
	June 30, 2013	2012	2011	2010
		(Dollars in thousands)
Income Statement Data:
Operating Revenues	$2,347,188	$2,149,443	$2,508,915	$2,538,766
Operating Income	307,541	149,011	86,109	296,674
Interest Expense	128,256	118,356	99,397	101,532
Net Income	223,825	281,081	473,923	231,435
Ratio of Earnings to Fixed Charges(1)(2)	3.01	2.08	1.86	3.41

	As of June 30, 2013
	Actual		As Adjusted(3)
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Balance Sheet Data:
Preferred Membership Interests (without sinking fund)	$100,000	1.7%	$100,000	1.6%
Member’s Equity	2,898,051	48.6	2,898,051	46.8
Accumulated Other Comprehensive Loss	(44,771)	(0.8)	(44,771)	(0.7)

Total Member’s Equity	2,953,280	49.5	2,953,280	47.7
First Mortgage Bonds	2,370,000	39.8	2,695,000	43.6
Other Long-Term Debt (including current maturities)(4)(5)	637,262	10.7	537,262	8.7

Total Capitalization	$5,960,542	100.0%	$6,185,542	100.0%

(1)	As defined by Item 503(d) of Regulation S-K of the SEC, “Earnings” represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments — net and (d) fixed charges, and “Fixed Charges” includes interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.
(2)	The Ratio of Earnings to Fixed Charges for the six months ended June 30, 2013 was 2.86.
(3)	Adjusted to reflect the issuance and sale of the bonds. See “Use of Proceeds” in this prospectus supplement.
(4)	Including $115 million aggregate principal amount of governmental bonds, which are secured by a series of our first mortgage bonds, but excluding $193.2 million of non-interest bearing first mortgage bonds that are collateral for the equity portion of certain amounts payable under the leases related to the Waterford 3 sale-leaseback transactions.
(5)	Including approximately $174.8 million of securitization bonds that are non-recourse to our assets and revenues.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the bonds will be approximately $321.4 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds we receive from the issuance and sale of the bonds to repay borrowings under our $200 million credit facility with Citibank, N.A., as administrative agent, and the Lenders and LC Issuing Banks named therein, expiring March 9, 2018 and currently with a cost of capital of 1.70% per annum and for general corporate purposes. Pending the application of the net proceeds of the bonds, we will invest them in short term, highly liquid, high-rated money market instruments and/or the Entergy system money pool.

DESCRIPTION OF THE BONDS

General

The mortgage (as defined in the accompanying prospectus) permits us to issue an unlimited amount of first mortgage bonds from time to time in one or more series, so long as we meet issuance tests set forth in the mortgage, which are generally described in the accompanying prospectus under the heading “Description of the New Bonds — Issuance of Additional Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of such series. Thus, we may, from time to time, without notice to or the consent of the existing holders of the bonds, create and issue further first mortgage bonds having the same terms and conditions as the bonds offered hereby in all respects, except for issue date, price to public and, if applicable, the initial interest payment on such first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding first mortgage bonds of such series.

Interest, Maturity and Payment

We are offering $325 million of our First Mortgage Bonds, 4.05% Series due September 1, 2023. We will pay interest on the bonds on March 1 and September 1 of each year, beginning on March 1, 2014. Interest will accrue at the rate of 4.05% per year and will start to accrue from the date that the bonds are first issued. As long as the bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (as defined below) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

Form and Denomination

The bonds will be issued in denominations of $1,000 and integral multiples thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the bonds are registered in the name of DTC or its nominee, we will pay principal and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Description of the New Bonds — Book-Entry Only Securities.”

Optional Redemption

At any time prior to June 1, 2023 (three months prior to the maturity date of the bonds), we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.20% plus accrued and unpaid interest thereon to, but not including, the redemption date.

At any time on or after June 1, 2023 (three months prior to the maturity date of the bonds), we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series under our mortgage including the bonds.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) BNP Paribas Securities Corp., Citigroup Global Markets Inc., Mizuho Securities USA Inc. and a Primary Treasury Dealer (as defined below) selected by Mitsubishi UFJ Securities (USA), Inc., or an affiliate thereof, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Covenant as to Distributions

We will not enter into a distribution covenant with respect to the bonds; however, so long as certain of the first mortgage bonds we have issued prior to the date hereof remain outstanding, holders of the bonds offered herein will indirectly benefit from our covenant relating to those outstanding first mortgage bonds to restrict our payment of cash distributions on our common membership interests in certain circumstances.

Issuance of First Mortgage Bonds

See “Description of the New Bonds — Issuance of Additional Bonds” in the accompanying prospectus for a description of the bases upon which we are permitted to issue first mortgage bonds under our mortgage and the related requirements for such issuance. After giving effect to our issuance and retirement of first mortgage bonds to date, as of July 31, 2013, we could have issued approximately $1.4 billion principal amount of additional first mortgage bonds on the basis of property additions and approximately $589 million principal amount of first mortgage bonds on the basis of retired bonds. Based upon our results of operations for the twelve months ended June 30, 2013, if we were to make an application for authentication and delivery of first mortgage bonds as of the date of this prospectus supplement, solely based on the earnings coverage test (and, therefore, not taking into account the property additions and retired first mortgage bond issuance limitations), we could issue approximately $1.16 billion in principal amount of first mortgage bonds, in addition to the amount of first mortgage bonds then outstanding (assuming an interest rate of 4.5% for additional first mortgage bonds). Such amount will be affected by the issuance of the bonds, as well as by subsequent net earnings. First mortgage bonds in a greater amount may also be issued for the refunding of outstanding first mortgage bonds. The bonds will be issued on the basis of net property additions.

Reservation of Right to Amend the Mortgage — Issuance of Additional First Mortgage Bonds

We have reserved the right to amend the mortgage without any consent or other action by the holders of the bonds or any subsequently created series of first mortgage bonds to remove the earnings coverage test described in the fourth paragraph under “Description of the New Bonds — Issuance of Additional Bonds” in the accompanying prospectus. Each initial and future holder of the bonds, by its acquisition of an interest in such bonds, will irrevocably (a) consent to the amendment to the mortgage to delete all provisions of the mortgage that require a net earning certificate, whether as a condition precedent to the authentication and delivery of bonds or otherwise, without any other or further action by any holder of such bonds, and (b) designate the trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendment at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

Additional Information

For additional information about the bonds, see “Description of the New Bonds” in the accompanying prospectus, including:

1.   additional information about the terms of the bonds,

2.   general information about our mortgage and the trustee,

3.   a description of certain restrictions contained in our mortgage,

4.   a description of events of default under our mortgage, and

5.   a description of other reservations of rights to amend certain provisions of our mortgage without your consent.

UNDERWRITING

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Name	Principal Amount of Bonds
BNP Paribas Securities Corp.	$61,750,000
Citigroup Global Markets Inc.	61,750,000
Mitsubishi UFJ Securities (USA), Inc.	61,750,000
Mizuho Securities USA Inc.	61,750,000
Regions Securities LLC	26,000,000
Scotia Capital (USA) Inc.	26,000,000
SMBC Nikko Securities America, Inc.	26,000,000

Total	$325,000,000

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer all or part of the bonds directly to the public at the price to public set forth on the cover page hereof and may offer part of the bonds to certain securities dealers at such price less a concession not in excess of 0.40% of the principal amount of the bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.25% of the principal amount of the bonds. After the initial offering of the bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We estimate that our total expenses for this offering will be $466,000, excluding underwriting discounts and commissions.

The bonds will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover over-allotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day (T+4) following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the bonds on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on the date of this prospectus supplement should consult their own advisors.

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. The underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities.

EXPERTS

The financial statements and the related financial statement schedule as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, incorporated by reference in this prospectus supplement and the accompanying prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Entergy Louisiana, LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the bonds will be passed upon for us by Mark G. Otts, Esq., Assistant General Counsel —Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, Morgan, Lewis & Bockius LLP, New York, New York, and Duggins Wren Mann & Romero, LLP, Austin, Texas. Certain legal matters with respect to the offering of the bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Morgan, Lewis & Bockius LLP may rely on the opinion of Mark G. Otts, Esq., as to matters of Louisiana law relevant to its opinion, and on the opinion of Duggins Wren Mann & Romero, LLP, as to matters of Texas law relevant to its opinion. Matters pertaining to New York law will be passed upon by Morgan, Lewis & Bockius LLP, our New York counsel.

PROSPECTUS

FIRST MORTGAGE BONDS

ENTERGY LOUISIANA, LLC

446 North Boulevard

Baton Rouge, Louisiana 70802

(800) 368-3749

We —

•	may periodically offer our first mortgage bonds in one or more series; and

•	will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds —

•	will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property; and

•	will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You —

•	will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplement for that series. We will provide the specific information for those offerings and the specific terms of these first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the first mortgage bonds offered by this prospectus involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is September 20, 2010.

RISK FACTORS

Investing in the first mortgage bonds involves certain risks. In considering whether to purchase the first mortgage bonds being offered (the “New Bonds”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our annual report on Form 10-K for the year ended December 31, 2009, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are each incorporated by reference herein.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) as a majority-owned subsidiary of Entergy Corporation, which is a “well-known seasoned issuer”, as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Bonds described in this prospectus. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the New Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ENTERGY LOUISIANA, LLC

We are a limited liability company organized under the laws of the State of Texas and the successor by merger to all of the regulated utility operations of the Louisiana corporation, Entergy Louisiana, Inc., an electric public utility company providing service to customers in the State of Louisiana since 1927. Our principal executive offices are located at 446 North Boulevard, Baton Rouge, Louisiana 70802. Our telephone number is 1-800-368-3749. We are a public utility company engaged in the generation, distribution and sale of electric energy to approximately 663,000 customers in the State of Louisiana.

All of our common membership interests are owned indirectly by Entergy Corporation. The other major public utilities owned, directly or indirectly, by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station (“Grand Gulf”), and Entergy Operations, Inc., a nuclear management services company.

Capacity and energy from Grand Gulf are allocated among Entergy Arkansas, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf’s capacity and energy, together with related costs, is 14%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Louisiana Public Service Commission, which regulates our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, including the status of industry restructuring in our service areas.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and therefore, are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549-1004.

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings contemplated by this prospectus are completed or terminated:

1.  our annual report on Form 10-K for the year ended December 31, 2009;

2.  our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

3.  our current report on Form 8-K dated June 14, 2010 (filed June 18, 2010).

You may access a copy of any or all of these filings, free of charge, at our website, which is located at http:// www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Abuso

Assistant Secretary

Entergy Louisiana, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dabuso@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the New Bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the New Bonds in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus or any accompanying prospectus supplement are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Six Months Ended		Twelve Months Ended
June 30,	June 30,	December 31,
2010	2009	2009	2008	2007	2006	2005
3.16	2.94	3.52	3.14	3.44	3.23	3.50

“Earnings” represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges. “Fixed Charges” include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

General

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of April 1, 1944, with The Bank of New York Mellon, as successor trustee. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the New Bonds offered by this prospectus, are referred to herein as “bonds.”

The statements in this prospectus and any accompanying prospectus supplement concerning the New Bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the New Bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this heading “Description of the New Bonds,” those provisions or defined terms are incorporated by reference in this prospectus.

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1.  the designation, or name, of the series of New Bonds;

2.  the aggregate principal amount of the series;

3.  the offering price of the series;

4.  the date on which the series will mature;

5.  the rate or method for determining the rate at which the series will bear interest;

6.  the date from which interest on the series accrues;

7.  the dates on which interest on the series will be payable;

8.  the prices and the other terms and conditions, if any, upon which we may redeem the series prior to maturity;

9.  the applicability of the distribution covenant described below to the series;

10.  the terms of an insurance policy, if any, that will be provided for the payment of the principal of and/or interest on the series;

11.  the rights, if any, of a holder to elect repayment; and

12.  any other terms of the series not inconsistent with the provisions of the mortgage.

As of June 30, 2010, we had approximately $1,485 million principal amount of bonds outstanding.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. See “-Book-Entry Only Securities” for additional information relating to payment on the New Bonds.

Sinking Fund

The New Bonds will not be subject to any sinking fund, maintenance and improvement fund or other similar fund.

Redemption and Retirement

General

The prospectus supplement for a particular series of New Bonds offered by this prospectus will contain the prices and other terms and conditions, if any, for redemption of that series prior to maturity.

Special Retirement Provisions

If, during any 12-month period, we dispose of mortgaged property by order of or to any governmental authority, resulting in the receipt of $5,000,000 or more as proceeds, we, subject to certain conditions, must apply such proceeds, less certain deductions, to the retirement of outstanding bonds. If this occurs, we may redeem the outstanding bonds of any series that are redeemable before maturity by the application of cash deposited for this purpose at the redemption prices applicable to those bonds. If New Bonds of any series offered by this prospectus are redeemable for this purpose, the special redemption prices applicable to that series will be set forth in the prospectus supplement related to that series.

Form and Exchange

The New Bonds will be fully-registered bonds without coupons. See “-Book-Entry Only Securities.” The New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts.

Security

The New Bonds, together with all other bonds outstanding now or in the future under the mortgage, will be secured, equally and ratably, by the mortgage. The mortgage constitutes a first mortgage lien on substantially all of our property subject to bankruptcy law and:

1.  leases of minor portions of our property to others for uses which do not interfere with our business;

2.  leases of certain of our property that we do not use in our business; and

3.  excepted encumbrances.

The mortgage does not create a lien on the following “excepted property”:

1.  cash and securities;

2.  certain equipment, materials and supplies;

3.  automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4.  receivables, contracts, leases and operating agreements.

The mortgage contains provisions that impose the lien of the mortgage on property that we acquire after the date of the mortgage, other than the excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or sell substantially all of our mortgaged property to, a successor, the lien created by the mortgage will generally not cover the property of the successor, other than the property it acquires from us and improvements, replacements and additions to that property. If we sell substantially all of our mortgaged property to a successor, the successor will assume all of our obligations and covenants under the mortgage and the outstanding bonds and we may be released and discharged from such obligations and covenants.

The mortgage also provides that the trustee has a lien on the mortgaged property to ensure the payment of its reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the New Bonds.

The mortgage also contains restrictions on the issuance of debt secured by a prior lien on the mortgaged property (“qualified lien bonds”).

Issuance of Additional Bonds

The maximum principal amount of bonds that may be issued under the mortgage is limited to $100 billion at any time outstanding under the mortgage, subject to property additions, earnings and other limitations of the mortgage. Bonds of any series may be issued from time to time on the following bases:

1.  80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

2.  retirements of bonds or qualified lien bonds; or

3.  deposit of cash with the trustee.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1943. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions.

As of June 30, 2010, we could have issued approximately $1,528 million principal amount of additional bonds on the basis of property additions and approximately $57 million principal amount of bonds on the basis of retired bonds.

With certain exceptions in the case of clause (2) above, the issuance of additional bonds must meet an “earnings” test. The adjusted net earnings, before interest and income taxes, for 12 consecutive months of the preceding 18 months must be at least twice the annual interest requirements on all bonds outstanding at the time, plus the bonds to be issued, plus all indebtedness, if any, of prior rank. The adjusted net earnings are calculated with a deduction of $800,000 plus 2.25% of net additions to mortgaged property in lieu of a deduction for actual retirement of mortgaged property. Based upon the results of our operations for the twelve months ended June 30, 2010, if we were to make an application for authentication and delivery of bonds as of the date of this prospectus, solely based on the earnings coverage test (and, therefore, not taking into account the property additions and retired bond issuance limitations), we could issue approximately $2,160 million in principal amount of bonds, in addition to the amount of bonds then outstanding (assuming an interest rate of 4% for additional bonds). Such amount will be affected by the issuance of the New Bonds and the retirement of existing bonds with the proceeds of the New Bonds and by subsequent net earnings. New Bonds in a greater amount may also be issued for the refunding of outstanding bonds.

We have reserved the right to amend the mortgage without any consent or other action by holders of any bonds to include nuclear fuel, and similar or analogous devices or substances, as property additions. We have also reserved the right to amend the mortgage without any consent or other action of the holders of any bonds created after June 30, 1978 to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions. Since all of the bonds issued on or prior to June 30, 1978 have matured or have been redeemed and are no longer outstanding under the mortgage, we may exercise this right to amend the mortgage at any time.

No bonds may be issued on the basis of property additions subject to qualified liens if the qualified lien bonds secured thereby exceed 50% of such property additions, or if the qualified lien bonds and bonds then outstanding which have been issued against property additions subject to continuing qualified liens and certain other items would in the aggregate exceed 15% of the bonds and qualified lien bonds outstanding.

Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional bonds described above, there are no provisions of the mortgage that grant the holders of the bonds protection in the event of a highly leveraged transaction involving us.

Release and Substitution of Property

We may release property from the lien of the mortgage, without applying an earnings test, on the following bases:

1.  the deposit of cash or purchase money mortgages;

2.  property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

3.  (i) the aggregate principal amount of bonds that we would be entitled to issue on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of bonds that we would be entitled to issue on the basis of retired bonds that were issued prior to June 9, 2010; or (iii) 10/8ths of the aggregate principal amount of bonds that we would be entitled to issue on the basis of retired bonds that were issued after June 9, 2010; in each case with the entitlement being waived by operation of the release.

We can withdraw cash upon the bases stated in clauses (2) and/or (3) above without applying an earnings test.

If unfunded property is released, the property additions used to effect the release may become available again as credits under the mortgage and the waiver of the right to issue bonds on the basis of retired bonds to effect the release may cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds.

We may also release unfunded property if after such release at least one dollar in unfunded property remains subject to the lien of the mortgage.

Covenant as to Distributions

The terms of certain of our outstanding series of bonds include our covenant to restrict our payment of cash distributions on our common membership interests in certain circumstances. Any distribution covenant applicable to a series of New Bonds will be described in the prospectus supplement relating to that series of New Bonds. There is no assurance that the terms of future distribution covenants, if any, will be the same as those applicable to our outstanding bonds.

Modification

Your rights as a bondholder may be modified with the consent of the holders of a majority of the outstanding bonds considered as one class, provided that, if less than all series of bonds are affected, only the consent of holders of a majority of the outstanding bonds of each series affected, considered as one class, is required for such modification. In general, no modification of the terms

1.  of payment of principal or interest;

2.  affecting the lien of the mortgage; or

3.  reducing the percentage required for modification;

is effective against any bondholder without that bondholder’s consent.

The mortgage and your rights as a bondholder may be modified without your consent to the extent that such modification does not adversely affect your interests in any material respect.

Defaults

Defaults under the mortgage include:

1.  default in the payment of principal;

2.  default for 60 days in the payment of interest or installments of funds for the retirement of bonds;

3.  certain events of bankruptcy, insolvency or reorganization;

4.  defaults with respect to qualified lien bonds; and

5.  default in other covenants for 90 days after notice.

The trustee may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of bonds, if it in good faith determines it is in the interests of the holders of the bonds.

The trustee or the holders of 25% of the bonds may declare the principal and interest due and payable on default. However, a majority of the holders may annul such declaration if the default has been cured. No holder of bonds may enforce the lien of the mortgage without giving the trustee written notice of a default and unless

1.  the holders of 25% of the bonds have requested the trustee in writing to act and offered the trustee reasonable opportunity to act and indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred thereby; and

2.  the trustee shall have failed to act.

The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to file an annual certificate with the trustee as to compliance with the provisions of the mortgage and as to the absence of a default with respect to any of the covenants in the mortgage.

Satisfaction and Discharge of Mortgage

The mortgage may be satisfied and discharged if and when we provide for the payment of all the bonds and all other sums due under the mortgage.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will trade through The Depository Trust Company (“DTC”). Each series of New Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the

New Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the New Bonds within the DTC system must be made through participants, who will receive a credit for the New Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased New Bonds. Transfers of ownership in the New Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their New Bonds of a series, except if use of the book-entry system for the New Bonds of that series is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Bonds. DTC’s records reflect only the identity of the participants to whose accounts such New Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of New Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the New Bonds may wish to ascertain that the nominee holding the New Bonds has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the New Bonds. If less than all of the New Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Bonds of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to New Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the New Bonds.

Payments of redemption proceeds, principal of, and interest on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the New Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Bonds. In that event or if an event of default with respect to a series of New Bonds has occurred and is continuing, certificates for the New Bonds of such series will be printed and delivered. If certificates for such series of New Bonds are printed and delivered,

•	those New Bonds will be issued in fully registered form without coupons;

•

a holder of certificated New Bonds would be able to exchange those New Bonds, without charge, for an equal aggregate principal amount of New Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Bonds would be able to transfer those New Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

1.  through one or more underwriters or dealers;

2.  directly to one or more purchasers;

3.  through one or more agents; or

4.  through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

1.  the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.  the initial public offering price;

3.  any underwriting discounts and other items constituting underwriters’ compensation;

4.  the proceeds we receive from that sale; and

5.  any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bond so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Entergy Louisiana, LLC’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Entergy Louisiana, LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds will be passed upon for us by Dawn Abuso, Esq., Senior Counsel — Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, Morgan, Lewis & Bockius LLP, New York, New York, and Clark, Thomas & Winters, A Professional Corporation, Austin, Texas. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Morgan, Lewis & Bockius LLP may rely on the opinion of Dawn Abuso, Esq., as to matters of Louisiana law relevant to its opinion, and on the opinion of Clark, Thomas & Winters, A Professional Corporation, as to matters of Texas law relevant to its opinion. Matters pertaining to New York law will be passed upon by Morgan, Lewis & Bockius LLP, our New York counsel.